Exhibit 10.2
[ValueVision Letterhead]
November 17, 2010
NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York 10112

Re:	Amendment No. 2 to Trademark License Agreement
Ladies and Gentlemen:
     Reference is made to that certain Trademark License Agreement dated as of November 16, 2000 between NBC Universal, Inc. (f/k/a National Broadcasting Company, Inc.) (“NBC”) and ValueVision Media, Inc. (f/k/a ValueVision International, Inc.) (“ValueVision”), as amended by Amendment No. 1 to Trademark License Agreement dated March 28, 2007 (as amended, the “License Agreement”).
     For value received, the sufficiency of which is hereby acknowledged, ValueVision hereby acknowledges and agrees that, effective as of the date hereof:
1.	Term. Section 9.1 of the License Agreement is hereby amended by deleting the first sentence thereof in its entirety and substituting in lieu thereof the following sentence:

“The term of this Agreement (the “Term”) commences on the date hereof and continues until May 15, 2012; unless termination occurs earlier pursuant to Section 9.2 or 9.3. The Term may be further extended for an additional 12 months on terms to be agreed by the parties and upon the mutual written agreement of VV and NBC.”

2.	Consideration. As consideration for entering into this Amendment No. 2 to the License Agreement, ValueVision shall issue to NBC, on May 15, 2011, shares of common stock, par value $.01 per share (“Common Stock”), of ValueVision in an amount equal to the quotient obtained by dividing $4 million by the per share price of Common Stock equal to the average closing price of the Common Stock as quoted on the Nasdaq Stock Market during the six (6) months immediately preceding the date of issuance of such shares. As promptly as practicable after the date of this Amendment No. 2 to the Trademark License Agreement, ValueVision will take such actions as are necessary and appropriate to provide NBC with one additional “demand” registration right pursuant to an amendment of that certain Amended and Restated Registration Rights Agreement, dated February 25, 2009 among ValueVision, NBC and GE Capital Equity Investments, Inc. to register the shares of Common Stock issued in connection with this Amendment No. 2 to the Trademark License Agreement.

3.	Compliance with Standstill Agreement. ValueVision hereby represents that the Board of Directors of ValueVision has taken all action necessary to permit the transactions contemplated by this Amendment No. 2, including compliance with the provisions of Section 4.01 of that certain Amended and Restated Shareholder Agreement (the “Shareholder Agreement”), dated as of February 25, 2009, among ValueVision, NBC and GE Capital Equity Investments, Inc., to allow NBC to acquire or agree, offer seek or propose to acquire, or cause to be acquired, Beneficial Ownership (as defined in the Shareholder Agreement) of any Common Stock of ValueVision or any of its subsidiaries, or any options, warrants or other rights (including, without limitation, any convertible or exchangeable securities) to acquire any such Common Stock.

4.	Transition. NBC and ValueVision hereby agree to enter into a transition agreement, on the terms and subject to the conditions to be mutually agreed between NBC and ValueVision, relating to the twelve (12) month period following the expiration of the Term.
     Except as set forth herein, the provisions of the License Agreement are and shall remain in full force and effect.
     This letter shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts executed and to be performed entirely in such state.
     Please indicate your concurrence with the foregoing by signing where indicated below.

Best regards, VALUEVISION MEDIA, INC.
By:	/s/ Nathan E. Fagre
Nathan E. Fagre
Senior Vice President & General Counsel

Agreed to this 17th day
of November, 2010

NBC UNIVERSAL, INC.
By:	/s/ Jay Bockhaus
Jay Bockhaus
Senior Vice President, Business Development